Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 9, 2020 on the consolidated financial statements included in the annual report of Advanzeon Solutions Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2019.

/s/ Louis Plung & Company, LLP

April 9, 2020
Pittsburgh, Pennsylvania